Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Preliminary Unaudited
Fiscal Third Quarter 2020 Sales Results
System-Wide Comparable Restaurant Sales Grew 4.1%; Positive Trends at Both Company-operated and Franchised Restaurants
Reduced Outstanding Revolver Balance by $21 Million
Presenting at CL King & Associates’ 18th Annual Best Ideas Conference Tomorrow

Lake Forest, CA. September 15, 2020 – Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported preliminary unaudited sales results for the 12-week period ending September 8, 2020 and provided a liquidity update.

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “Our unique value-oriented QSR+ positioning combined with our expanding off-premise convenience is proving resilient and resonating with guests through our contactless or limited contact channels. I am pleased our nimble and focused approach resulted in comparable restaurant sales that sequentially improved from the fiscal second quarter and turned positive at both company-operated and franchised restaurants during the fiscal third quarter. This momentum enabled us to reduce our outstanding revolver balance by $21 million during the fiscal third quarter.”

Cappasola continued, “We are thankful for our restaurant teams, franchisees and support center employees who are continuing to excel in this challenging environment while delivering a great guest experience. We recently became the first national Mexican QSR to launch a new Crispy Chicken menu featuring unique flavors and products across our barbell menu for an unbeatable value. Outstanding training and consistent execution are driving high overall guest satisfaction scores for Crispy Chicken and helping to accelerate comparable restaurant sales trends.”

Fiscal Third Quarter 2020 Sales Highlights

•System-wide comparable restaurant sales increased 4.1%;
◦Company-operated comparable restaurant sales increased 2.0%;
◦Franchised comparable restaurant sales increased 6.5%;
•Total revenue of $120.7 million, representing a 0.4% increase from the fiscal third quarter 2019;
•Company-operated restaurant sales of $109.5 million, representing a 1.4% decrease from the fiscal third quarter 2019 primarily due to fewer company-operated restaurants open during 2020 compared to 2019 due to our refranchising activity; and
•One company-operated and four franchise restaurants opened and two franchise restaurants closed.

The expected sales results are preliminary and unaudited, have not been reviewed by the Company’s independent registered public accountants, and remain subject to the completion of normal quarter-end accounting procedures and adjustments and are subject to change.

Liquidity

During the fiscal third quarter, the Company reduced its outstanding revolving credit facility borrowing by $21 million to $124 million from $145 million at the end of both the fiscal second quarter and last year’s fiscal fourth quarter. The Company currently has $108.7 million available under its revolving credit facility.

Investor Conference Participation

As a reminder, John D. Cappasola, Jr., President and Chief Executive Officer, and Steven L. Brake, Executive Vice President and Chief Financial Officer, will present at CL King & Associates’ 18th Annual Best Ideas Conference tomorrow at 3:30 PM ET and hold investor meetings throughout the day.

The presentation will be webcast live and later archived at www.deltaco.com under the investors section. The Company has posted an investor deck to its investors website that will accompany the presentation.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco. The brand's campaign further communicates Del Taco's commitment to providing guests with the best quality and value for their money through cooking, chopping, shredding and grilling menu items from scratch. Founded in 1964, today Del Taco serves more than three million guests each week at its approximately 600 restaurants across 15 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the impact of the COVID-19 pandemic, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations (including minimum wage regulations), food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to successfully execute our portfolio optimization strategy, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Part I. Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019 and Part II., Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the period ended June 16, 2020, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com
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